LETTER OF INTENT

October 25, 2007

ATTN:
Mr. Robert Lott, Manager
Pluginz, LLC

RE: Acquisition of DnC Multimedia, Inc.

Dear Mr. Lott:

The purpose of this letter of Intent (the “Letter”) is to set forth certain understandings between Pluginz, LLC, a California limited liability company (hereafter referred to as “Pluginz, LLC”) and Planetlink Communications, Inc., a Georgia corporation (“Planetlink”), Planettraks Inc., a Nevada corporation and wholly-owned subsidiary of Planetlink (“Planettraks”) with respect to the acquisition of 100% of the capital stock of DnC Multimedia, Inc. (“DnC”).

1.	Acquisition. Planettraks, will seek to acquire 100% of the capital stock of DnC from Pluginz, LLC in exchange for Planetlink restricted shares. The new management team is anticipated to be as follows:

Management Team
Chairman:	Chris Piercy
CEO/Director:	Robert Lott
CFO/Director:	Robert Lau
CTO/Director:	Hanseo Park
Consultant/Director:	M. Dewey Bain

2.	Effective Date. This Letter of Intent is effective as of October 25, 2007.

3.	Closing Date. The closing date will be within 14 days from the date this agreement is signed by both parties, unless mutually extended in writing.

4.
Proposed Definitive Agreement. Planetlink, Planettraks, and DnC intend promptly to reach a written Definitive Agreement, the execution of which would be subject to the approval of Planetlink’s board of directors, containing comprehensive representations, warranties, identities, conditions and agreements by the parties. It is anticipated that the definitive agreement will be completed by the proposed closing date, unless an extension is granted and submitted to each party in writing.

5.
Access. Each party shall provide access to its facilities, books and records and shall cause accountants and other agents and representatives (collectively, “Representatives”) to cooperate fully with the other party’s review of its assets, contracts, liabilities, operations, records and other aspects of their business relating to the proposed transaction.

6.
Fees and Expense. Planetlink and Planettraks are responsible for all of their fees and expenses relating to its due diligence, audits, legal, SEC or other costs associated with the proposed transaction. DnC is responsible for all of its fees and expenses relating to the proposed transaction.

7.	Governing Law. The binding provisions shall be governed by and construed in accordance with the laws of the State of Georgia.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth in this binding letter of intent and return a signed copy to the undersigned.

Best Regards,

Dewey Bain
Chief Executive Officer
Planetlink Communications, Inc.

By:
Name: Dewey Bain
Title: Chief Executive Officer, Planetlink Communications, Inc.

By:
Name: Robert Lott
Title: Manager, Pluginz, LLC

By:
Name: Hanseo Park
Title: Chief Executive Officer, DnC Multimedia, Inc.